Exhibit 99.1

EVERYWARE GLOBAL INC. MOVES FORWARD WITH PREVIOUSLY

ANNOUNCED RESTRUCTURING AGREEMENT

DIP funding of up to $40 million to support business as usual, including service to customers, payments to vendors and payment of employee wages and benefits

Prepackaged bankruptcy agreement to create strengthened balance sheet and sustainable capital structure

LANCASTER, OHIO (April 8, 2015) – EveryWare Global, Inc. (Nasdaq: EVRY) announced that it is moving forward with the restructuring plan announced on April 1, 2015 and has filed voluntary Chapter 11 petitions to implement a prepackaged financial restructuring that cancels approximately $248 million of the Company’s long-term debt in exchange for common stock representing 96% of the Company’s common stock post-emergence.

As previously disclosed, the terms of the restructuring support agreement include, among other things:

•	up to $40 million in debtor-in-possession (DIP) facility to provide liquidity during the restructuring

•	a reorganization plan that, after emergence from bankruptcy, provides for the secured lenders to become the owners of 96% of EveryWare Global’s common stock

•	payment in full in cash for all holders of allowed general unsecured claims

•	trade vendors will continue to be paid in the ordinary course

•	a plan for EveryWare Global to cease to be a publicly traded company

Given the typical speed of a “prepackaged” plan of reorganization, the Company expects to emerge from bankruptcy within 60-75 days. Importantly, the restructuring plan will create a sustainable capital structure that will ensure that the Company is well positioned to invest in the business and pursue future growth opportunities.

“We are moving forward with our previously announced, lender supported restructuring plan,” said Sam Solomon, President and Chief Executive Officer of EveryWare Global. “The liquidity provided by our lenders during this process allows us to focus on running the business in the ordinary course while we deleverage our balance sheet.”

EveryWare Global has established a Restructuring Information Hotline for interested parties at (855) 780-5449.

About EveryWare Global:

EveryWare (Nasdaq:EVRY) is a leading global marketer of tabletop and food preparation products for the consumer and foodservice markets, with operations in the United States, Canada, Mexico and Asia. Its global platform allows it to market and distribute internationally its total portfolio of products, including bakeware, beverageware, serveware, storageware, flatware, dinnerware, crystal, buffetware and hollowware; premium spirit bottles; cookware; gadgets; candle and floral glass containers; and other kitchen products, all under a broad collection of widely-recognized brands. Driven by devotion to design, EveryWare is recognized for providing quality tabletop and kitchen solutions through its consumer, foodservice, specialty and international channels. EveryWare was formed through the merger of Anchor Hocking, LLC and Oneida Ltd. in March of 2012. Additional information can be found at www.everywareglobal.com, www.oneida.com, and www.foodservice.oneida.com.

Forward-looking statements:

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. For this purpose, any statements contained herein that are not statements of historical fact regarding industry outlook, financial covenant compliance, anticipated effects of acquisitions, production of new products, plans for capital expenditures, and the Company’s results of operations or financial position and liquidity, may be deemed to be forward-looking statements. Without limiting the foregoing, the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements represent management’s current expectations and are inherently uncertain. Investors are warned that actual results may differ from management’s expectations. Additionally, various economic and competitive factors could cause actual results to differ materially from those discussed in such forward-looking statements, including, but not limited to, such risks relating to (i) the conclusion that there is substantial doubt about our ability to continue as a going concern based on current forecasts, the assumptions underlying those forecasts and the impact that positive or negative changes in the operational and other matters assumed in preparing the forecasts would have on our ability to continue as a going concern; (ii) whether the transactions contemplated by the RSA will be finalized on the terms contemplated in the RSA so as to permit access by the Company to funds contemplated in the proposed DIP Financing; (iii) loss of customers; (iv) general economic or business conditions affecting the markets we serve; (v) our ability to attract and retain key managers; (vii) risks associated with conducting business in foreign countries and currencies; (viii) increased competition in our markets; (ix) the impact of changes in governmental regulations on our customers or on our business; (x) the loss of business from a major customer; and (xi) our ability to obtain future financing due to changes in the lending markets or our financial position. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such cautionary statements.

Contact:

Erica Bartsch

Sloane & Company

ebartsch@sloanepr.com

212-446-1875